Exhibit 99.1

Vineyard National Bancorp

Press Release

Vineyard National Bancorp Announces Formation of Employee Stock Ownership Plan;
Will Begin Acquisition of Shares on the Open-Market

Rancho Cucamonga, CA. (April 12, 2004) -- Vineyard National Bancorp (NASDAQ:VNBC), the parent company for Vineyard Bank, announced that its Board of Directors have approved the formation of a company-sponsored Employee Stock Ownership Plan (the “ESOP”).  Under the structure of the newly formed ESOP, the plan has secured funding of $7.0 million and will begin acquiring up to 150,000 shares of the Company’s common stock on the open market for a period of up to ninety days.  For the period ended March 31, 2004, the Company had 3,162,045 shares of common stock issued and outstanding.

The purpose of the newly-formed ESOP is to assist in the recruitment and retention of personnel for Vineyard Bank, the principal operating entity of the Company.  “Our operating results for the quarter just ended, especially the achievement of reaching the billion dollar asset milestone, is indicative of exceptional people providing relationship banking in a community banking environment.  The newly-formed ESOP plan will allow participants to share in the long-term benefits that have been created by our employees, while aligning their interests more directly with all shareholders,” stated Norman Morales, President and Chief Executive Officer.

Vineyard National Bancorp operates Vineyard Bank, a community bank headquartered in the Inland Empire region of Southern California.  Vineyard Bank operates nine full-service branches located in Rancho Cucamonga, Chino, Corona, Crestline, Diamond Bar, Irwindale, Lake Arrowhead, La Verne, and Manhattan Beach, in addition to loan production offices in San Diego, Irvine and Anaheim.  Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol “VNBC”.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (909) 278-0041
Email address: shareholderinfo@vineyardbank.com